Pricing supplement no. 1                            Filing under Rule 424(b)(3)
dated June 21, 2001                                 Registration No. 333-55366

(To prospectus dated February 27, 2001)


                                  $108,000,000
                          NORTHWEST NATURAL GAS COMPANY
                       SECURED MEDIUM-TERM NOTES, SERIES B
                       (A SERIES OF FIRST MORTGAGE BONDS)
                                       AND
                      UNSECURED MEDIUM-TERM NOTES, SERIES B
               Due from Nine Months to 30 Years from Date of Issue

CUSIP No.:  66765R  BL 9                                Selling Agent(s):Merrill Lynch & Co.
                                                                                             ----
Secured  X   Unsecured                                                   UBS Warburg LLC
        ---            ---                                                               ----
                                                                         BancOne Capital Markets, Inc.
Principal amount ($): $8,000,000                                                                       ----
                                                                         U.S. Bancorp Piper Jaffray Inc.  X
Issue price (%): 100.000%                                                                                ----
                                                        Stated interest rate (%): 6.05%
Selling Agent's commission (%): .500%
                                                        Maturity date: June 26, 2006
Proceeds to Company (%): 99.500%
                                                        Original issue date:  June 26, 2001
Repayable at the option of holder:  Yes      No  X
                                        ---     ---     Interest payment dates: June 1 and December 1,
                                                        commencing December 1, 2001

  Repayment Date:  Not Applicable                       Regular record dates: May 15 and November 15

  Repayment Price: Not Applicable                       Redeemable:  Yes      No  X
                                                                         ---     ---
  Election Period: Not Applicable                         In whole
                                                                   ----
Other Terms:  Not Applicable                              In whole or in part
                                                                              ----

                                                        Initial redemption date:  Not Applicable

                                                        Initial redemption price: Not Applicable

                                                        Reduction Percentage:  Not Applicable

                                                        Redemption limitation date:  Not Applicable
    Agency Transaction     [X]*
           or
    Principal Transaction  [ ]*

    Name of Principal(s):  Not Applicable

*If the Agency Transaction box is checked, the notes are being offered directly by Northwest Natural Gas Company through any Agent, acting as agent for Northwest Natural Gas Company. If the Principal Transaction box is checked, however, the notes have been sold to the Agent(s), as principal, for resale to purchasers upon terms described in the prospectus, dated February 27, 2001 and this pricing supplement. If the Principal Transaction box is checked, the notes are being offered by the Agent(s), as principal, at a price to the public set forth above under "Issue price (%)"; the notes were purchased by the Agent(s), as principal, from Northwest Natural Gas Company at the price set forth above under "Proceeds to Company (%)"; and the Agent(s) received a fee equal to the difference, which is set forth above under "Selling Agent's commission (%)" as a percentage of the principal amount of the notes.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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